Exhibit 99.1
MARTIN MIDSTREAM PARTNERS COMPLETES ACQUISITION OF PRISM GAS SYSTEMS — ANNOUNCES FUNDING OF NEW CREDIT FACILITY
KILGORE, TEXAS — November 10, 2005 — /PRNewswire-FirstCall via COMTEX/ —Martin Midstream Partners L.P. (Nasdaq: MMLP) announced today that it has completed its acquisition of Prism Gas Systems I, L.P, a natural gas gathering and processing company with strategic and integrated gathering and processing assets located in East Texas, Northwest Louisiana and the Texas Gulf Coast. The final purchase price was approximately $96.4 million (including the assumption of approximately $4.0 million in working capital obligations), subject to post closing reconciliations. Upon full integration of the Prism assets, MMLP expects the transaction to be accretive to its distributable cash flow per unit.
The purchase price was funded through a combination of approximately $62.8 million in borrowings under MMLP’s new credit facility, $5.0 million in a previously funded escrow account, $15.0 million of new equity capital provided by Martin Resource Management Corporation, the owner of MMLP’s general partner, in exchange for new MMLP common units and approximately $9.6 million of new MMLP common units issued to certain of the sellers. The common units were priced at $32.54 per unit, based on the average closing price of MMLP’s common units on the Nasdaq during the ten trading days immediately preceding and immediately following the September 6, 2005 execution of the definitive purchase agreement.
In connection with this acquisition, Martin Midstream Partners consummated a new multi-bank credit facility consisting of a $130.0 million term loan and a $95.0 million revolving credit line with an optional $100.0 million accordion feature. The new credit facility matures in 2010 and is secured by substantially all of MMLP’s assets. In addition to funding a portion of the Prism purchase price, the new credit facility refinanced MMLP’s preexisting indebtedness under its prior credit facility. After giving effect to the Prism closing, MMLP’s outstanding indebtedness includes approximately $182.2 million under its new credit facility and $9.1 million of U.S. Guaranteed Ship Financing Bonds due 2021, which were assumed in connection with Martin Midstream’s July 2005 acquisition of the remaining equity interests in CF Martin Sulphur L.P. not owned by MMLP.
Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, MMLP’s general partner, stated “We are pleased to complete this strategic acquisition and our new credit facility - both of which are our largest to date. Prism’s complimentary suite of assets enhances our existing operations and gives us immediate entry into the growing East Texas and Northwest Louisiana energy production base, while increasing the diversification to our existing portfolio of assets.”
About Martin Midstream Partners
Martin Midstream Partners provides terminalling and storage, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. MMLP also manufactures and markets sulfur-based fertilizers and related products and owns CF Martin Sulphur L.P., which operates a sulfur terminalling, transportation and distribution business. MMLP operates primarily in the Gulf Coast region of the United States.
Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
Contact:
Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.
Forward-Looking Statements
Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.